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                                 UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION      +-------------+
                              WASHINGTON D.C. 20549              | OMB Number  |
                                                                 | 3235-0058   |
                                  FORM 12b-25                    |  expires    |
                           NOTIFICATION OF LATE FILING           | 01/31/2005  |
                                                                 |             |
                                                                 | SEC File #  |
                                                                 | 000-26095   |
                                                                 |   CUSIP #   |
                                                                 |    29404N   |
                                                                 +-------------+
(Check One)
[ ] Form 10-K and Form 10-KSB      [ ] Form 20-F      [ ] Form 11-K
[X] Form 10-Q and Form 10-QSB      [ ] Form N-SAR

          For Period Ended: December 31, 2003
                            -----------------
          [ ] Transition Report on Form 10-K
          [ ] Transition Report on Form 20-F
          [ ] Transition Report on Form 11-K
          [ ] Transition Report on Form 10-Q
          [ ] Transition Report on Form N-SAR
          For the Transition Period Ended: ________________________

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|Read Instruction (on back page) Before Preparing Form. Please Print or Type.  |
|                                                                              |
| Nothing in this form shall be construed to imply that the Commission has     |
|              verified any information contained herein.                      |
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Markland Technologies, Inc.
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Full Name of Registrant:

N/A
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Former Name if Applicable

54 Danbury Road, #207
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Address of Principal Executive Office (Street and Number)

Ridgefield, CT 06877
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City, State, Zip Code

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PART II - RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE

The Registrant is unable to file, on the prescribed filing date, without unreasonable effort and expense, its Annual Report on Form 10-QSB for the quarter ended December 31, 2003, because of unanticipated difficulties and delays in collecting and formatting data.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Ken Ducey, Jr.                   203              894-9700
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          (Name)                  (Area Code)       (Telephone No.)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X]Yes [ ]No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]Yes [X]No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         Markland Technologies, Inc.
                         ---------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  February 17, 2004              By: /s/ Ken Ducey, Jr.
     ------------------------         -----------------------------------------
                                      Ken Ducey, Jr., Executive Vice President
                                      and Secretary

INSTRUCTION; The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. if the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.